Exhibit 99.1

SAB Biotherapeutics Reports Third Quarter 2021 Financial Results and Provides Company Update

Advanced SAB-185 to Phase 3 in NIH-Sponsored ACTIV-2 Trial for treatment of COVID-19 following positive DSMB recommendation at interim analysis

Awarded additional $60.5 million from DoD in expanded scope for advancement of SAB-185

Strengthened leadership team through appointment of Russell Beyer as Chief Financial Officer

Sioux Falls, S.D., November 22, 2021 – SAB Biotherapeutics (Nasdaq: SABS), (SAB), a clinical-stage biopharmaceutical company with a novel immunotherapy platform that produces specifically targeted, high-potency, fully-human polyclonal antibodies without the need for human donors, today reported financial results for the third quarter ended September 30, 2021 and provided a company update.

“We entered the next stage of our growth with our recent debut as a public company, highlighted by the completion of our business combination with Big Cypress Acquisition Corp. in October,” said Eddie J. Sullivan, PhD, co-Founder, President, and Chief Executive Officer of SAB Biotherapeutics. “Our pipeline of potent and scalable human polyclonal antibodies leveraging our novel DiversitAb™ platform continues to advance, and our clinical programs for SAB-185 and SAB-176 show strong therapeutic potential as they progress through clinical trials. We have built a strong team with exceptional experience and knowledge, enabling us to drive forward the development of highly-efficacious human polyclonal therapies with the potential to address the emergence, mutation, and diversity of modern health challenges.”

Recent Developments and Upcoming Milestones

Pipeline Updates:

●	Infectious Disease Pipeline:

○	SAB-185, a polyclonal antibody therapeutic candidate for the treatment of COVID-19 is currently being evaluated in the ongoing Phase 3 ACTIV-2 trial in collaboration with the US National Institutes of Health (NIH) for the treatment of non-hospitalized patients with mild to moderate COVID-19

–	In September, announced that an independent Data Safety Monitoring Board (DSMB) recommended advancement to Phase 3 following a prespecified interim analysis data review of the safety and efficacy of SAB-185 in the Phase 2 portion of the ACTIV-2 trial

–	Awarded an additional $60.5 million in September for expanded scope from U.S. Department of Defense (DoD) for advanced clinical development through licensure and commercial manufacturing; SAB has announced four awards currently totaling more than $203 million since March of 2020

–	Dosed the first patient in Phase 3 trial in October 2021

○	SAB-176, a quadrivalent polyclonal antibody therapeutic candidate currently being evaluated in an ongoing Phase 2a challenge study for the treatment of seasonal influenza

–	Phase 2a topline data are expected in the fourth quarter of this year

●	Autoimmune Diseases Pipeline:

○	SAB-142, a human polyclonal antibody therapeutic candidate for type 1 diabetes and organ transplantation (induction/rejection) currently in preclinical development

–	IND-enabling studies expected to begin in the first quarter of 2022

Business Highlights

●	Successfully closed business combination with Big Cypress Acquisition Corp. The business combination, which closed in October 2021, resulted in gross proceeds to SAB of approximately $30 million. SAB now trades on the Nasdaq under the ticker “SABS.”

●	In September 2021, appointed Russell Beyer to the Company’s leadership team as Chief Financial Officer. Russell brings more than 30 years of experience overseeing financial functions at pharmaceutical and other Fortune 100 firms.

Nine Months to Date 2021 Financial Results

●	Cash Position – As a result of the closing of the business combination with Big Cypress on October 22, 2021, cash and cash equivalents, on a proforma basis, were $30 million. Cash and cash equivalents on September 30, 2021 were $10.8 million as compared to $13.5 million as of September 30, 2020.

●	Research and Development (R&D) Expenses – R&D expenses were $46.5 million for the nine months to date September 30, 2021, compared to $12.6 million for the same period in 2020. The increase was primarily due to the advancement of SAB-185 for COVID-19.

●	General and Administrative (G&A) Expenses – G&A expenses were $9.3 million for the nine months ended September 30, 2021, compared to $4.9 million for the same period in 2020. The increase was primarily due to services in support of company growth.

●	Net Loss – Net loss was $5.6 million, for the nine months ended September 30, 2021, compared to Net Income of $11.7 million, for the same period in 2020.

About SAB Biotherapeutics, Inc.

SAB Biotherapeutics, Inc. (SAB) is a clinical-stage, biopharmaceutical company advancing a new class of immunotherapies leveraging fully human polyclonal antibodies. SAB has applied advanced genetic engineering and antibody science to develop transchromosomic (Tc) Bovine™ that produce fully-human antibodies targeted at specific diseases, including infectious diseases such as COVID-19 and influenza, immune system disorders including type 1 diabetes and organ transplantation, and cancer. SAB’s versatile DiversitAb™ platform is applicable to a wide range of serious unmet needs in human diseases. It produces natural, specifically targeted, high-potency, human polyclonal immunotherapies. SAB is currently advancing multiple clinical programs and has collaborations with the US government and global pharmaceutical companies. For more information on SAB, visit: https://www.sabbiotherapeutics.com/ and follow @SABBantibody on Twitter.

Contacts:

Melissa Ullerich

+1 605-679-4609

mullerich@sabbiotherapeutics.com

Courtney Turiano

Stern IR

212-698-8687

Courtney.Turiano@sternir.com

Forward-Looking Statements

Certain statements made herein that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events. These statements are based on the current expectations of SAB and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict, will differ from assumption and are beyond the control of SAB. Forward-looking statements are subject to various risks and uncertainties, including, among others, those related to the COVID-19 pandemic; SAB’s ability achieve successful results for its product candidates, the availability of financing, and trends affecting SAB’s financial condition or results of operations. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are described under the sections entitled “Risk Factors” in the Company’s proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on September 24, 2021. Such factors may be updated from time to time in SAB’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The forward-looking statements speak only as of the date of this press release, and SAB expressly disclaims any obligation or undertaking to publicly update or review any forward-looking statement.